December 2014 Pricing Sheet dated December 26, 2014 relating to Preliminary Terms No. 55 dated December 22, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities Based on the Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF due December 30, 2016
Principal at Risk Securities
PRICING TERMS – DECEMBER 26, 2014
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	December 26, 2014
Original issue date:	December 31, 2014 (3 business days after the pricing date)
Maturity date:	December 30, 2016
Aggregate principal amount:	$6,401,000
Interest:	None
Underlying shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF
Payment at maturity:
•      If the final share price is greater than or equal to the initial share price:
$10 + upside payment
•      If the final share price is less than the initial share price but greater than or equal to the downside threshold value, meaning the price of the underlying shares has declined by no more than 25% from its initial price:
$10
•      If the final share price is less than the downside threshold value, meaning the price of the underlying shares has declined by more than 25% from its initial price:
$10 × share performance factor
Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:	$3.30 per security (33% of the stated principal amount)
Downside threshold value:	$36.608, which is approximately 75% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$48.81, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	December 27, 2016, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP / ISIN:	61764M430 / US61764M4309
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.438 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.02(2)	$9.78
Total	$6,401,000	$140,822	$6,260,178
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.02 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 55 dated December 22, 2014
Product Supplement for Jump Securities dated November 19, 2014          Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.